UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 27, 2021

Date of Report (Date of earliest event reported)

SLINGER BAG INC.

(Exact name of registrant as specified in its charter)

Nevada	333-214463	61-1789640
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2709 N. Rolling Road, Suite 138

Windsor Mill, MD

21244

(Address of principal executive offices, including Zip Code)

(443) 407-7564

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Share Purchase Agreement

On September 27, 2021, Slinger Bag Inc. (the “Company”) entered into a share purchase agreement (the “Agreement”) pursuant to which it agreed to purchase 100% of the share capital of Flixsense Pty Ltd. (the “Shares”) d/b/a Gameface (“Gameface”) in exchange for the following consideration:

(i)	6,666,667 shares of the Company’s common stock (subject to adjustment); and

(ii)	1,000,000 additional earn-out shares of the Company’s common stock (subject to the fulfilment of certain milestones),

provided that, at the election of Jalaluddin Shaik, the majority shareholder of the selling shareholders of Gameface (“Shaik”), the Company has agreed to pay Shaik USD $500,000 in cash in lieu of the issuance of 142,587 shares of common stock.

The closing of the acquisition of the Shares is subject to Gameface providing the Company with an audited balance sheet as at June 30, 2021 and an audited profit and loss statement and statement of cash flows of Gameface for the financial year ending on June 30, 2021 together with the notes to, and the reports of the directors in respect of, those accounts.

The Agreement contains customary representations, warranties and agreements of Gameface and the Company and customary closing conditions, indemnification rights, and other obligations of the parties.

Registration Rights

The Company has agreed in the Agreement that if it registers the issuance or sale of any of its common stock in connection with a public offering of such securities solely for cash, the Company shall, at such time, promptly give each selling shareholder of Gameface that is an affiliate of the Company pursuant to Rule 144 under the Securities Act of 1933, as amended, notice of such registration and, upon request, register the shares of its common stock held by such person subject to underwriter cutbacks.

Jalaluddin Shaik Service Agreement – Side Deed

On September 27, 2021, the Company and Shaik entered into a side deed pursuant to which, among other things, the Company committed to provide USD $1,500,000 in working capital to Gameface for the period 1 July 2021 to 31 December 2022.

On September 27, 2021, at the direction of the Company, Gameface entered into the following agreements:

Jalaluddin Shaik Service Agreement

A service agreement with Shaik pursuant to which Shaik was engaged as, and became the Managing Director of Gameface. Shaik will be paid a “base salary” of AUD $336,000 per annum, which based on [today’s exchange rate] is approximately USD $245,280 per annum. Shaik is entitled to participate in or receive:

i.	the Company’s annual incentive plan at 30% of the base salary eligibility level;
ii.	the Company’s equity and share option plans with the intention of offering Shaik shares in the Company’s common stock or warrants in value equal to 50% of Shaik’s applicable annual base salary on an annual basis; and
iii.	up to AUD $67,000 (or USD $48,910 at today’s exchange rate) to reimburse the cost of procuring health insurance.

The Company is entitled to terminate Shaik’s service agreement at any time upon 180 days’ notice subject to certain compensation rights in favor of Shaik.

James Melvin Priyarajan Service Agreement

A service agreement with James Melvin Priyarajan (“Melvin”) pursuant to which Melvin was engaged as, and became the Chief Technical Officer of Gameface. Melvin is an independent contractor and will be paid a “base salary” of 1,071,417.00 Indian Rupees per month, which based on today’s exchange rate is approximately USD $15,000 per month. Melvin is entitled to participate in or receive:

i.	the Company’s annual incentive plan at 30% of the base salary eligibility level;
ii.	the Company’s equity and share option plans with the intention of offering Melvin shares in the Company’s common stock or warrants in value equal to 25% of Melvin’s applicable annual base salary on an annual basis; and
iii.	up to USD $8,750 to reimburse the cost of procuring health insurance.

The Company is entitled to terminate Melvin’s service agreement at any time upon 90 days’ notice subject to certain compensation rights in favor of Melvin.

The foregoing summary of the Agreement and the service agreements with Shaik and Melvin is subject to the full terms of the Agreement, the Side Deed and the service agreements with Shaik and Melvin, copies of which are attached to this report as Exhibits 10.1, 10.2, 10.3 and 10.4.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On September 27, 2021, the Company issued a press release announcing the entry into the Agreement. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report.

Exhibit No.	Description
10.1	Share Purchase Agreement dated September 27, 2021
10.2	Service Agreement Side Deed dated September 27, 2021
10.3	Jalaluddin Shaik Service Agreement dated September 27, 2021
10.4	James Melvin Priyarajan Service Agreement dated September 27, 2021
99.1	Press Release of the Company dated September 27, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Slinger Bag inc.
a Nevada corporation

Dated: September 27, 2021	By:	/s/ Mike Ballardie
Chief Executive Officer